Exhibit 99.1

Microbot Medical® Files 10-Q, Reports Significant Revenue and Customer Growth During the 2026 Second Quarter

Revenue increased by more than 100% over prior fiscal quarter, driven by repeat orders, expanded utilization among existing customers, and the acquisition of new customers since the Full Market Release in mid-April.

The Company added new customers in Q3 while expanding into new states and sites of service.

HINGHAM, Mass., August 11, 2026 — Microbot Medical Inc. (Nasdaq: MBOT), developer and distributor of the innovative LIBERTY® Endovascular Robotic System, announced that it has filed its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 with the Securities and Exchange Commission (SEC). As disclosed in its July 7, 2026 press release, the Company generated greater than 100% revenue and customer growth compared to the first quarter ended March 31, 2026.

Second Quarter Highlights

●	Commenced the Full Market Release (FMR) of the LIBERTY System during The Society of Interventional Radiology (SIR) Annual Scientific Meeting in April 2026.

●	New health systems in Massachusetts, North Carolina, Michigan, and Pennsylvania adopted the LIBERTY System, joining Georgia, Florida, and New York, which adopted the LIBERTY System during the Limited Market Release (LMR).

●	Increased the number of hospital sites using the LIBERTY System across existing customer health systems.

●	Procedure volume increased in the second quarter ended June 30, 2026, compared to the first quarter ended March 31, 2026, as customers expanded deployment to additional sites and migrated more users to the LIBERTY System.

●	The LIBERTY System was used across a variety of procedure types, including Prostatic Artery Embolization (PAE), Y-90 Radioembolization, Genicular Artery Embolization (GAE) and Uterine Artery Embolization (UAE), showcasing the versatility of the LIBERTY System.

●	Total revenue was up more than 100% compared to the first quarter of 2026.

●	Having successfully completed the Limited Market Release in April 2026, and with its associated costs partially being accounted for in the second quarter of 2026, coupled with other cost reduction activities which are being implemented, the Company believes it will substantially reduce its cost of revenue which increased in the three-month period ended June 30, 2026 compared to the three-month period ended March 31, 2026.

●	Entered into an agreement with Lovell Government Services Inc. to serve federal healthcare systems, enabling access to more than 2,000 government healthcare facilities.

●	High customer satisfaction is reported and reflected in repeat customer orders for the LIBERTY System as more sites and users are trained on the system.

●	Broadened its sales footprint to eight sales territories compared to four sales territories at the end of March 2026, allowing the Company to be on track to have 12 territories across the U.S. by year-end.

●	Entered into an agreement with Sanmina and is in the process of establishing a second manufacturing site to expand production capacity to support anticipated demand in the U.S. and international markets, as well as future cost reduction initiatives.

●	Achieved a significant regulatory milestone as Israel became the second jurisdiction — and the first outside of the U.S. — to grant marketing clearance for the LIBERTY System.

●	Awarded the 2026 Innovative Start-Up Award from Surgical Robotics Technology (SRT), which recognizes companies with outstanding technological and commercial progress through highly innovative, groundbreaking technologies.[1]

“We achieved a number of key milestones during the second quarter and first half of 2026, including the successful transition from our Limited Market Release to the Full Market Release earlier in the quarter,” commented Harel Gadot, CEO, President and Chairman. “This resulted in the high growth we saw in both adoption and utilization, leading to a major increase in revenue from the prior period. We are continuing to enhance our commercial team, expand our sales footprint, and to work closely with existing accounts to expand U.S. sites and increase utilization. At the same time, we continue to implement cost reduction initiatives to lower the cost of revenues. Internationally, we continue to establish a global infrastructure and implement our commercial readiness plans in Europe in anticipation of obtaining a CE Mark.”

LIBERTY is the only FDA-cleared, single-use, remotely operated robotic system for peripheral endovascular procedures, and it is designed for precise vascular navigation while aiming to reduce radiation exposure and physical strain.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a commercial stage medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the first single-use, remotely operated robotic solution designed for precision, efficiency and safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Safe Harbor

Statements to future financial and/or operating results, future adoption of products, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, uncertainty in the results of regulatory pathways and regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

Media@microbotmedical.com

1.	https://www.surgicalroboticstechnology.com/surgical-robotics-industry-awards/categories/